Exhibit 99.1

A123 Systems Announces Fourth Quarter and Full Year 2009 Financial Results

WATERTOWN, MA — March 9, 2010 — A123 Systems (Nasdaq: AONE), a developer and manufacturer of advanced Nanophosphate™ lithium ion batteries and battery systems, today announced financial results for the fourth quarter and full year ended December 31, 2009.

David Vieau, CEO of A123 Systems, said “The fourth quarter capped off a record year for A123 Systems and our momentum is strong entering 2010.  In recent months we signed new or expanded relationships with Fisker Automotive and SAIC Motor in the passenger vehicle market, as well as Navistar in the heavy duty vehicle market.  We also shipped battery systems to Southern California Edison Company (SCE) during the fourth quarter, and SCE and DTE energy won DOE awards for projects that were designed based on A123’s advanced lithium ion batteries.”

Vieau added, “With our IPO proceeds in place and the closure of our DOE grant during the fourth quarter, we are investing aggressively in worldwide sales, R&D and manufacturing capacity.  We recently announced a 120 megawatt-hour capacity expansion to our Livonia, Michigan facility.  We are today announcing a further capacity increase of 200 megawatt-hours, which is expected to increase A123’s final cell manufacturing capacity to approximately 560 megawatt-hours when the new capacity moves into production.  Demand is strong across our expanded portfolio of customers, and 2010 will be a year of focus on execution and establishing the foundation to support significant growth in 2011 and 2012 as customer programs are expected to move into full scale production.”

Financial Highlights

Revenue: Total revenue for the fourth quarter of 2009 was $24.5 million, compared to $23.6 million for the fourth quarter of 2008.  Within total revenue, product revenue was $19.9 million, compared to $21.4 million in the fourth quarter of 2008, and research and development services revenue was $4.7 million, compared to $2.3 million in the year ago period.

Total revenue for the year ended December 31, 2009, was $91.0 million, an increase of 33% compared to the year ended 2008.  Product revenue for the year ended 2009 of $76.5 million increased 43% compared to the year ended 2008, and research and development services revenue of $14.5 million decreased from $15.0 million over the same time period.

Gross Profit/(Loss):  Gross loss was ($48,000) in the fourth quarter of 2009, compared to ($8.5) million in the fourth quarter of 2008.  For the year ended December 31, 2009, gross loss was ($2.7) million, compared to ($12.2) million for the full year 2008.

Net Income/(Loss): Net loss attributable to A123 Systems common stockholders was ($22.3) million, or ($0.22) per share, based on 102.5 million weighted average common shares outstanding in the fourth quarter of 2009.  This compared to a net loss attributable to A123 Systems common stockholders of ($28.5) million in the fourth quarter of 2008, or ($3.08) per share based on 9.2 million weighted average common shares outstanding.

For the year ended December 31, 2009, net loss attributable to A123 Systems common stockholders was ($85.8) million, or ($2.55) per share based on 33.7 million weighted average common shares outstanding.  This compares to a net loss attributable to A123 Systems common stockholders of ($80.5) million for the full year 2008, or ($9.04) based on 8.9 million weighted average common shares outstanding.

Adjusted EBITDA:  Adjusted EBITDA, a non-GAAP financial measure, was ($17.4) million in the fourth quarter of 2009, compared to ($25.3) million in the fourth quarter of 2008.  For the year ended December 31, 2009, Adjusted EBITDA was ($63.7) million, compared to ($66.9) million for the full year 2008.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included at the end of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Cash: A123 Systems had cash and cash equivalents of $457 million at December 31, 2009, a decrease from $494 million at the end of the prior quarter.

Other Fourth Quarter and Full Year Business Metrics

Revenue Mix: During the fourth quarter of 2009, transportation revenue was $11.3 million, electric grid revenue was $4.8 million and consumer revenue was $3.8 million, compared to a revenue mix of $7.6 million, $2.9 million and $10.9 million, respectively, in the fourth quarter of 2008.

For the full year 2009, transportation revenue grew 359% to $45.3 million, electric grid revenue grew 282% to $11.1 million and consumer revenue decreased 51% to $20.1 million, each compared to the full year 2008.

Product shipments: During the fourth quarter of 2009, A123 Systems recorded product shipments equivalent to 21.7 million watt hours, compared to 13.3 million in the year ago quarter.  For the full year 2009, product shipments were equivalent to 66.5 million watt hours, compared to 44.9 million for the full year 2008.

Non-GAAP Financial Measures

This press release contains a non-GAAP financial measure under the rules of the U.S. Securities and Exchange Commission for adjusted EBITDA. This non-GAAP information supplements and is not intended to represent a measure of performance in accordance with disclosures required by generally accepted accounting principles. Non-GAAP financial measures are used internally to manage the business, such as in establishing an annual operating budget. Non-GAAP financial measures are used by A123 Systems management in its operating and financial decision-making because management believes these measures reflect ongoing business in a manner that allows meaningful period-to-period comparisons. Accordingly, A123 Systems believes it is useful for investors and others to review both GAAP and non-GAAP measures in order to (a) understand and evaluate current operating performance and future prospects in the same manner as management does and (b) compare in a consistent manner the company’s current financial results with past financial results. The primary limitations associated with the use of non-GAAP financial measures are that these measures may not be directly comparable to the amounts reported by other companies and they do not include all items of income and expense that affect operations. A123 Systems management compensates for these limitations by considering the company’s financial results and outlook as determined in accordance with GAAP and by providing a detailed reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures in the tables attached to this press release.

A123 Systems defines “Adjusted EBITDA” as operating loss plus depreciation and amortization of tangible and intangible assets, and stock-based compensation expense.

Conference Call Information

What:	A123 Systems’ fourth quarter and full year 2009 financial results conference call
When:	Tuesday, March 9, 2010
Time:	5:00 p.m. ET
Webcast:	http://ir.a123systems.com/ (live and replay)
Live Call:	(877) 266-0479, domestic
(678) 894-3048, international
Replay:	(800) 642-1687, domestic
(706) 645-9291, international

Live and Replay Conference ID code: 56770919

About A123 Systems

A123 Systems, Inc. (Nasdaq: AONE) develops and manufactures advanced lithium ion batteries and battery systems for the transportation, electric grid services and consumer markets. Headquartered in Massachusetts and founded in 2001, A123 Systems’ proprietary nanoscale electrode technology is built on initial developments from the Massachusetts Institute of Technology. Among the companies selecting A123 batteries, battery systems and technology in the fields of transportation, grid energy storage and consumer products are AES Energy Storage, LLC, BAE Systems, The Black & Decker Corporation, BMW, Daimler, Delphi, Fisker Automotive, and Shanghai Automotive Industry Corporation. For additional information please visit www.a123systems.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the use of proceeds from the Company’s initial public offering, the Company’s ability to expand its capacity to meet its customers’ growth plans, the timing of moving customer programs into full-scale production, the Company’s expected manufacturing capacity expansion, customer demand for the Company’s products, the Company’s ability to scale, the value and effectiveness of the Company’s products and the Company’s growth and market leadership.

These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond A123 Systems’ control.

A123 Systems’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, the timing and terms of the Company’s U.S. government funding, delays in customer and market demand for and adoption of the Company’s products in the transportation and other target markets, delays in the development of the Company’s new products, the Company’s ability to attract new customers and retain existing customers, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the Company operates, failure to negotiate acceptable contract terms with new customers or early termination of the Company’s agreements with key customers, and other risks detailed in A123 Systems’ other publicly available filings with the Securities and Exchange Commission.

Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent A123 Systems’ views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. A123 Systems undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing A123 Systems’ views as of any date subsequent to the date of this press release.

Contacts:

Public Relations:

Edelman

Stephen Roy

Stephen.roy@edelman.com

Investor Relations:

ICR, LLC

Garo Toomajanian

617-972-3450

ir@a123systems.com

AONE-F

A123 Systems, Inc.

Unaudited, Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2009	2008	2009

Revenue:
Product	$21,378	$19,873	$53,514	$76,519
Research and development services	2,271	4,657	15,011	14,530

Total revenue	23,649	24,530	68,525	91,049

Cost of revenue:
Product	29,836	22,022	70,474	83,778
Research and development services	2,336	2,556	10,295	9,963

Total cost of revenue	32,172	24,578	80,769	93,741

Gross loss	(8,523)	(48)	(12,244)	(2,692)

Operating expenses:
Research and development	10,801	12,336	36,953	48,286
Sales and marketing	3,128	2,376	8,851	8,455
General and administrative	6,391	7,665	21,544	26,004

Total operating expenses	20,320	22,377	67,348	82,745

Operating loss	(28,843)	(22,425)	(79,592)	(85,437)

Other income (expense):
Interest income	93	68	1,258	165
Interest expense	(251)	(286)	(812)	(1,206)
(Loss) gain on foreign exchange	(174)	127	(724)	682
Unrealized loss on preferred stock warrant liability	650	—	(286)	(515)

Other income (expense), net	318	(91)	(564)	(874)

Loss from continuing operations, before tax	(28,525)	(22,516)	(80,156)	(86,311)

Provision (benefit) for income taxes	31	(42)	275	278

Net loss	(28,556)	(22,474)	(80,431)	(86,589)

Less: Net loss (income) attributable to the noncontrolling interest	51	143	(39)	810

Net loss attributable to A123 Systems, Inc.	(28,505)	(22,331)	(80,470)	(85,779)

Accretion to preferred stock	(11)	—	(42)	(45)

Net loss attributable to A123 Systems, Inc. common stockholders	$(28,516)	$(22,331)	$(80,512)	$(85,824)

Net loss per share attributable to common stockholders - basic and diluted:	$(3.08)	$(0.22)	$(9.04)	$(2.55)

Weighted average number of common shares outstanding - basic and diluted	9,248	102,515	8,904	33,669

A123 Systems, Inc.

Unaudited, Condensed, Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2008	2009

ASSETS
Current assets:
Cash and cash equivalents	$70,510	$457,122
Restricted cash	766	1,742
Accounts receivable, net	17,735	17,718
Inventory	35,724	37,438
Prepaid and other current assets	5,101	8,895

Total current assets	129,836	522,915

Property, plant and equipment, net	52,705	71,662
Goodwill	9,581	9,581
Intangible assets, net	2,389	1,254
Deferred offering costs	4,532	—
Other assets	9,701	11,698
Restricted cash	216	980

Total assets	$208,960	$618,090

LIABILITIES, REDEEMABLE STOCK, AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Revolving credit lines	$8,000	$8,000
Current portion of long-term debt	4,629	6,456
Current portion of capital lease obligations	393	411
Accounts payable	19,471	16,475
Accrued expenses	14,381	11,689
Other current liabilities	405	1,859
Deferred revenue	13,050	7,543
Deferred rent	162	58

Total current liabilities	60,491	52,491

Long-term debt, net of current portion	5,893	7,438
Capital lease obligations, net of current portion	291	193
Deferred revenue, net of current portion	26,028	26,142
Deferred rent, net of current portion	20	630
Other long-term liabilities	1,390	2,866
Preferred stock warrant liability	950	—

Total liabilities	95,063	89,760

Commitments and contingencies
Redeemable convertible preferred stock	234,954	—
Redeemable common stock	11,500	—

Stockholders’ (deficit) equity
Series B-1 convertible preferred stock	1	—
Common stock	8	103
Additional paid-in capital	19,649	767,694
Accumulated deficit	(152,889)	(238,668)
Accumulated other comprehensive loss	(197)	(909)

Total A123 Systems, Inc. stockholders’ (deficit) equity	(133,428)	528,220
Noncontrolling interest	871	110

Total stockholders’ (deficit) equity	(132,557)	528,330

Total liabilities, redeemable stock, and stockholders’ (deficit) equity	$208,960	$618,090

A123 Systems, Inc.

Unaudited, Earnings Before Interest, Tax, Depreciation, Amortization and Stock-Based Compensation (“Adjusted EBITDA”)

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2009	2008	2009

Operating loss	$(28,843)	$(22,425)	$(79,592)	$(85,437)

EBITDA adjustments
Stock-based compensation	1,131	2,009	4,508	8,553
Depreciation and amortization	2,438	3,023	8,156	13,230
Adjusted EBITDA	$(25,274)	$(17,393)	$(66,928)	$(63,654)